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OPERATOR                                                                       1

Good morning, my name is Mandy and I'll be your conference facilitator today. At this time, I would like to welcome everyone to the Rite Aid second quarter results conference call. All lines are placed on mute to prevent any background noise. After the remarks, there will be a question-and-answer session. If you would like to ask a question, press star and the number 1 on the telephone key pad. If you would like to withdraw, press the pound key.

I'll now turn the call over to John Standley, Chief Administrative Officer, sir you may begin.

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                         2

Welcome to our second quarter conference call. On the call today with me are Mary Sammons, our CEO, Chris Hall, our CFO, and Kevin Twomey, our Chief Accounting Officer.

Before we begin today, I would like to read the following regarding forward looking statements:

During today's call, forward-looking statements may be made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include:

--Our high level of indebtedness

--Our ability to make interest and principal payments on our debt and to satisfy the other covenants contained in our senior secured credit facility and other debt agreements.

--Our ability to improve the operating performance of our existing stores in accordance with management's long-term strategy.

--Our ability to hire and retain pharmacists and other store personnel.

--The outcomes of pending lawsuits and governmental investigations.

--Competitive pricing pressures, continued consolidation of the drugstore industry, the efforts of third party payers to reduce prescription drug reimbursements, changes in state or federal legislation or regulations, the success of planned advertising and merchandising strategies, general economic conditions and inflation, interest rate movements, access to capital and our relationship with our suppliers.

Consequently, all of the forward-looking statements made during this call are qualified by these and other factors, risks and uncertainties. Also during today's call, non-GAAP financial measures are mentioned. The definition and purpose for using these measures are described in the Form 8-K that we will furnish to the SEC. The Form 8-K can be accessed through our website under the "Our Company" and "Investor Info" tabs. You are also directed to consider other risks and uncertainties discussed in documents we file with the Securities and Exchange Commission.

Our agenda for today's call will be as follows:

     -Mary Sammons will give an overview of second quarter operations
     -I will review the second quarter financial results and comment on our fiscal 2004 guidance
     -And then we will take questions


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MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER     3

Thanks John. Good morning.

 We're very pleased with our second quarter performance. Our adjusted EBITDA rose 22 percent over the same period last year as we completed another quarter with substantial improvement in operating results. And we dramatically reduced our net loss. Contributing to our success was the excellent job our team did in leveraging a healthy 5.9% increase in same store sales by growing margins and containing costs, demonstrating we are now working with a store base and strategies that give us significant potential for future productivity and earnings growth.

We had 744 stores affected by the East Coast blackout, but we had healthy front end sales for that week that more than offset any pharmacy script loss thanks to the store, field and corporate associates who kept the stores open and stocked with necessities--often without electricity. Many customers thanked us for staying open when many other retailers closed.

Pharmacy comp sales for the quarter rose 6.8 percent, with stronger script count growth and continued improvement in pharmacy contribution. Our growing mix of generic to brand prescriptions positively impacted pharmacy margins and helped offset the continued negative effect of lower HRT sales and the Claritin switch to over the counter. New generic dispensing growth dampened comp sales by approximately 1.3 percent but contributed to higher gross profits.

During the quarter, we continued our aggressive prescription file buy program and are ahead of last year's numbers. We piloted our Senior Pharmacy Loyalty Card in test markets with positive initial reception, and will evaluate expanding it to additional markets in the coming months. On the technology side, we added e-prescribing capabilities to 44 more stores, making this service now available in 346 stores in 14 states. We are also on track to start the roll out next month of our next generation pharmacy dispensing system, which will substantially improve efficiency and workflow in the pharmacy. These technology improvements are part of our commitment to enable our pharmacists to deliver on their commitment to "Ready When Promised" and "With Us, It's Personal."

Front end margins were particularly strong as we lead the chain drug industry in front end same store sales gains. Same store sales increased 4.3 percent, thanks to strong promotion, improved planograms and category selection, and excellent execution by the stores of our merchandising programs, especially in seasonal and private brand. Our private brand penetration reached an all time


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high as we introduced 54 new sku's and our own KidzFun toy brand. Core drugstore categories were very strong led by gains in upper respiratory, home healthcare and diagnostic/diabetic. Consumables remained strong and general merchandise performed well. We had excellent sell through for Back to School.

Photo categories remained difficult although we expect performance to improve as we continue the expansion of our digital photo capabilities started in August.

During the quarter, we completed our second wave of extending store hours and increased the number of 24-hour stores to make Rite Aid even more convenient for our customers. We selected a design firm to help us with our new store prototype, and completed research giving us insights into what customers expect from a drugstore and specifically from Rite Aid. Developing a new prototype is part of the new store development program we announced in June. And, our real estate organization is already actively involved in site selection for the new store rollout program.

On the expense side, SG&A was down for the quarter, due to effective labor scheduling in the stores and good cost control at all levels. On-line auctions for non-retail supplies have already started to deliver dramatic savings.

Inventory content is excellent and stores are already set for both Harvest and Halloween. Early holiday has shipped to the stores, and the majority of our holiday product will arrive soon due to earlier scheduled deliveries. Service level on basics is also excellent in both front end and pharmacy as we continue to enhance our in- stock position to be a reliable provider. And, we continue to aggressively support new item introductions as well as promotions.

Going forward, we expect the positive momentum to continue as we remain focused on our four critical priorities: growing prescription count, achieving front end sales growth goals, improving customer satisfaction and containing expenses.

Upcoming initiatives for growing our prescription business include the launch of a comprehensive Diabetes Program, in partnership with the American Diabetes Association. This fully integrated program, including a website, magazine, point of sale, circular advertising and events, capitalizes on the fact that most of our pharmacists have been trained as diabetes specialists. Since more than 17 million people have diabetes and on average, customers with diabetes spend three times more in the drugstore than those without, you can see why this is an important market for us. Our pharmacy initiatives also include a new specialty pharmacy program in partnership with McKesson, and specific strategic initiatives with key managed care partners to improve the value proposition for their customers and improve our positioning in their networks. We also have new customer re-activation programs starting up as well as individual store/market


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programs. Our number one initiative, however, continues to be our commitment to deliver the best customer service in our pharmacies.

We're bullish on front end sales as we enter our busiest selling season with great new items and programs in addition to the positive momentum in our core categories. Thanks to a tie-in with Universal Studios upcoming "Cat In The Hat" movie starring Mike Meyers, "Cat In The Hat" will be our winter holiday theme with exclusive product and endcap offerings, themed toys, books, puzzles and posters, music and special signage throughout the store. We will expand our new private brand KidzFun offerings for the holidays. Also in the works for the third quarter are marketing programs targeted to Hispanics and African Americans. We expect the strong results we're getting from our new off-shelf programs introduced in the second quarter to get even better next quarter. And by the end of November, digital photo capabilities will be in over 1300 stores.

As for our customer satisfaction initiative, we just completed our third year benchmarking customer survey and we continue to improve our scores by focusing on areas that customers tell us are important to them. We are focused on the entire store experience - the environment and the people.

Our containing expenses team continues to identify new areas of savings to reduce unnecessary costs and has made great progress in areas like utility and maintenance expenses, bad checks and store supplies. New initiatives include optimizing inventory investment and reducing debit and credit card fees. We also have numerous additional online auctions scheduled for the remainder of the year. Continuing to contain costs is important to us as it frees up dollars to spend on growth initiatives as well as improve results.

We are confident the combination of exciting merchandising plans, a multi-dimensioned approach to building script count, a commitment to customer service, and a disciplined focus on costs will continue to get us the results for another successful year. And now John will fill you in on a few more details for the quarter.


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JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                         4

Thanks Mary.  We are very pleased with our second quarter results.

Total revenues for the 13-week second quarter were $4.05 billion this year, versus $3.86 billion last year. Revenues increased $195.6 million or 5.1 percent this year versus last year. We operated 3,386 retail stores at quarter end versus 3,444 stores at the end of last year's quarter, a net reduction of 58 stores or 1.7 percent.

Same store sales for the quarter were up 5.9 percent with pharmacy comparable store sales up 6.8 percent and front-end comparable store sales up 4.3 percent. Pharmacy comparable store sales for the quarter were negatively impacted 1.3% by an increase in generic sales mix. Although increases in generic sales negatively impact comp store sales, they increase gross margins. Prescription sales accounted for 63.8 percent of total sales, and third party prescriptions represented 93.2 percent of total pharmacy sales.

Gross margins, which include occupancy costs, were $964.2 million or 23.8 percent of revenues for the second quarter this year versus $897.8 million or
23.3 percent of revenues last year. Excluding non-cash LIFO charges of $11.8 million this year and $17.3 million last year, gross profits were $976.0 million or 24.1% percent of revenues this year versus $915.1 million or 23.7% percent of revenues last year - an increase of 36 basis points.

Gross margins were positively impacted by a larger percentage of generic drug sales versus branded drugs, strong margins on front end products, and better leveraging of occupancy and depreciation and amortization expenses included in gross margin.

Selling, general and administrative expenses for the quarter decreased as a percent to revenues by 40 basis points compared to the prior year. Items impacting SG&A in the second quarter this year and last year include $2.6 million this year and $3.5 million last

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year of legal expenses incurred to defend prior management and to defend against litigation related to the business practices of prior management.

SG&A in the second quarter improved 38 basis points from the prior year, after adjusting both years for the litigation expense related to prior management. This improvement is the result of lower payroll expense as a percent to sales in the stores due to the leveraging of the fixed component of labor, lower occupancy resulting from a lower number of stores and good cost control in our stores, distribution centers and the corporate office.

Non-cash stock compensation was a charge of $8.8 million this year versus a credit of $6.7 million in the prior year. We adopted SFAS 123 at the beginning of the first quarter on a modified prospective basis to recognize the non-cash cost of stock options granted to management. The prior year income is the result of variable plan accounting on certain management stock options and the vesting of restricted stock grants in the prior year.

Store closing and impairment costs were a credit of $6.7 million this year, which includes a $9.0 million credit on the face of the operating statement primarily related to an increase in the risk free rate used to discount the closed store reserve and $2.3 million of expense in COGS representing inventory liquidation costs. The prior year store closing and impairment costs totaled $58.8 million including $0.6 million of inventory liquidation costs included in COGS and $58.2 million of expense on the face of the operating statement.

Interest expense was $79.4 million for the second quarter vs. $85.0 million in last year's second quarter.


Cash interest expense was $74.9 million this year versus $75.1 million last year and non-cash interest was $4.6 million this year versus $9.9 million last year. Noncash interest is lower than the prior year due to the classification of the interest on closed store reserves as closed store expense this year versus interest expense last year and lower debt issue cost amortization this year.

Adjusted EBITDA for the second quarter was $152.9 million or 3.8% of sales, an increase of $27.5 million over the prior year computed on a consistent basis. The schedule attached to our press release reconciles our net loss to our Adjusted EBITDA total.

Net loss for the quarter was $10.6 million or a loss of $.04 per common share compared to a net loss of $105.3 million or a loss of $.21 per common share. The loss per common share amount includes $7.9 million in the current year and $2.3 million in the prior year of accretion of declared preferred stock dividends that are not included in net income or loss.


                                       6
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Liquidity remained strong during the second quarter. Cash on the balance sheet at the end of the quarter was $260 million. Operations used $111 million of cash during the quarter primarily due to an early seasonal build in inventory, slightly higher receivables and reductions in the closed store reserve. Expenditures for property plant and equipment were $29.7 million and we acquired $2.7 million of script files for a total of $32.4 million of capital expenditures.

During the quarter, we remodeled 49 stores, relocated 1 store and closed 11 stores.

Guidance for Fiscal 2004

We are updating our adjusted EBITDA guidance to $700 million to $725 million for fiscal 2004 compared to the prior range of $675 million to $725 million. Attached to our press release is a table that reconciles our adjusted EBITDA guidance to our guidance for GAAP earnings. We are also updating our GAAP earnings guidance ranges from a $4 million net income to a $27 million net loss compared to the prior range of break even to a net loss of $63 million for fiscal 2004. Sales are expected to be in the range of $16.5 billion to $16.7 billion based primarily on assumed same store sales growth of between 5.5% and 6.5%.

Capex is expected to be in the range of $170 million to $190 million for fiscal 2004. This does not include the $107 million buyout of the synthetic lease, completed with the refinancing, that will be classified as capex on our cash flow statement.

Operator, we're now ready to take questions.








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QUESTIONS AND ANSWERS                                              RETURN TO TOP
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OPERATOR                                                                       1

At this time I would like to remind everyone, in order to ask a question, please press star and number 1 on the telephone key pad and we'll pause for a moment to compile the Q&A roster. Your first question comes from John Heinbachle from Goldman Sachs.

JOHN HEINBACHLE, GOLDMAN SACHS - ANALYST                                       2

John, what do you think you do for the full year?

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                         3

We got in the budget cap ex of 20 million for the full year. John, I tell you if we could spend a little bit more than that, we probably would, on --, the year-to-date is -- is 24. 24. [ INAUDIBLE ] 24 year-to-date and--

JOHN HEINBACHLE, GOLDMAN SACHS - ANALYST                                       4

24 file by. The cap ex.

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER     5

We're ahead of last year by file-by here to date. We have substantial numbers active in the system right now and some process of being closed and even more additional leads on top of that. So, we would expect to out extend that amount in that plan.

JOHN HEINBACHLE, GOLDMAN SACHS - ANALYST                                       6

I mean, do you think you are getting ramped up here do you think second half, double that [INAUDIBLE] ber, do 50 or--

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER     7

We would expect to do substantially more than that based on what we have active in the process.

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                         8

We built a nice pipeline, John. And [INAUDIBLE] it up and added additional staff and as you would expect it takes long and second half would be stronger on all script purchases.

JOHN HEINBACHLE, GOLDMAN SACHS - ANALYST                                       9

If I think about, just, try to think of the benefits from this, the average script if, I use the average scripting per file of, say, you know, 600 and retention rate of, you know, 70%, you know, are those kind of fair, averages or are they lower?

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        10

I don't know if I have an average on the actual scripts per file purchase. They're just, you know, very different depending on what you're doing there. But, if you annualize, you know, 20 million dollars spent, we

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figure it's worth, you know, roughly a percentage point of comp store sales.

JOHN HEINBACHLE, GOLDMAN SACHS - ANALYST                                      11

the pharmacy comps?

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        12

the pharmacy comps, yes.

JOHN HEINBACHLE, GOLDMAN SACHS - ANALYST                                      13

On the customer reactivation in the pharmacy, what exactly are you going to do, CVS did this a couple of years ago by sending out mailers and reminders. What are you guys going to do? Are there a lot of dormant customers you think you lost you need to reactivate?

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER    14

John, our system allows us to track customers we consider to be a lost customer and we're doing a series of reactivation mailings to get -- encourage them to come back into the store.

JOHN HEINBACHLE, GOLDMAN SACHS - ANALYST                                      15

Have you done that before? Or is this the first time?

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        16

Well, the -- the number that we're doing today, is substantially greater than anything we've done in the past.

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER    17

[INAUDIBLE] and what have you -- all right and what have you generally found -- I think they probably found that it was modestly successful in terms of kind of a redemption rate or something like that.

JOHN HEINBACHLE, GOLDMAN SACHS - ANALYST                                      18

What have you guys found? Is it kind of a small hit rate or no?

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER    19

Yar. I would say it's something that is modest increase, too. There's just one of the things and that's why with pharmacy there's no one single thing that gets you what you need to get and that's why we identified, we think, a handful of [INAUDIBLE] initiatives to grow our script count.

JOHN HEINBACHLE, GOLDMAN SACHS - ANALYST                                      20

And one final thing, what do you think -- what to you think the pharmacy environment will look like, say, the next 12, 15, 18 months and a case because of patent expiration law and the new drug pipeline that you actually get an acceleration in, you know, [INAUDIBLE] si comps for some period, 12, 15, 18 months before, before the next wave of patent expirations hit. Do you think that's -- how is that going to play out?

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        21

I don't we've put a number around that. We think that there will be continued to be challenges in pharmacy as well as opportunities for more growth. And that's why we worked hard together, [INAUDIBLE] going, because there's always things na you're working against. At least we're recycling some of the things like Claritin and the HRF issues. Prilosec will be some impact, not as severe as Claritin was to the pharmacy, but we feel pretty good about the things we've got in place to grow our script count.

JOHN HEINBACHLE, GOLDMAN SACHS - ANALYST                                      22

And you don't think there's a period here where, for all of you, you know, where the pharmacy numbers pick up because of generic pen penetration [INAUDIBLE] down?

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        23

I think we'll continue to grow our mix of generics to brands, it just won't be at the same rate as it had been. But, it will continue to grow.

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER    24

I think, now, we continue to believe that the pharmacy is a great business and, yeah, there's [INAUDIBLE] script [INAUDIBLE] count and great things going on overall in the pharmacy business.

JOHN HEINBACHLE, GOLDMAN SACHS - ANALYST                                      25

Okay. Thanks.

OPERATOR                                                                      26

Your next question is from Eric Bosshard with Midwest Research.

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ERIC BOSSHARD, MIDWEST RESEARCH - ANALYST                                     27

Good morning. First of all, review the forbase in terms of store count, in the seblgd half of this year and what the thoughts are next year, gross, when that opens?

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        28

In terms of, you know, where we are we're going to do a total of 12 reloads for this year and possibly one new store. Not a big change in store count this year. There could be a few, kind of cats and dogs closures, nothing substantial there. For next year, we're targeting 75 additional stores and probably half of those we're thinking are reloads and about half of those are news. And, again, there could be a few small closures, not substantial.

JOHN HEINBACHLE, GOLDMAN SACHS - ANALYST                                      29

And 75 new next year targeted at any particular market or any particular star.

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER    30

Existing markets and [INAUDIBLE] key markets we have no plans to enter any new markets and continue and lots of good opportunities to continue to grow in our very key markets. The reloads are designed to get at smaller stores, good product activity that can move to a better score [INAUDIBLE] or something like that and have a larger store and get our offering in. That's kind of the gist of it.

ERIC BOSSHARD, MIDWEST RESEARCH - ANALYST                                     31

Secondly, the front end momentum you've established is pretty impressive can you talk about a front end mark [INAUDIBLE] year-over-year in first half and second half and if you're getting more or less aggressive and the components of what you're doing different?

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER    32

Eric, as far as quantity advertising we've really not changed that up from prior years. We added one coupon book in the Q2 and that ran in August. For the back hatch of the year, our page count is pretty consistent with prior year, also. We are experimenting a little bit during some key weeks with standard format as opposed to the tab circular we usually run and continue to work the same marketing strategies and we have a good mix of promoting and featuring key consumables, new items, seasonal offerings and doing event advertising and we would continue that same strategy.

ERIC BOSSHARD, MIDWEST RESEARCH - ANALYST                                     33

And, then, lastly, within the gross profit performance, any color on how front-end margins behaved in the quarter and what the expectation might be there?

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER    34

We had strong front-end growth margins for the quarter and good sales to start with, and even though, you know, mark downs were a little bit higher and we also had a lot of promotional support from ads that we ran and that was a plus. And, we had just overall good results out of front-end margin.

ERIC BOSSHARD, MIDWEST RESEARCH - ANALYST                                     35

Thank you.

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        36

thanks, Eric.

OPERATOR                                                                      37

Your next question comes from Mark Hussin with Merrill Lynch.

MARK HUSSIN, MERRILL LYNCH - ANALYST                                          38

I want to get on the prescription side again. If there's a weakness to the store, it's getting prescription count up. Can you talk about, we've seen improvements in industry scripts and sales in total, can you talk about the script count and if that's up in posted territory, if you exclude the file [INAUDIBLE] or if it's taking it there.

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        39

I don't mean to interrupt. The file [INAUDIBLE] aren't material yet. It's building and we've not bought a ton of files. There will be more impact in the fourth quarter of next year and really has to do with script count this year. In terms of disposing script count we don't do that.

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER    40

Script doubt improved over Q2 to Q1 is positive.

MARK HUSSIN, MERRILL LYNCH - ANALYST                                          41

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Also, I don't want to spend a lot of time talking about East coast versus cuss
West Coast. Walgreen's is piling in cam city on the West Coast where other drug store retailers are having a tolerant time in the marketplace can can you talk about how well your brand is holding up there and whether you had anymore success in penetrating consumer confidence in the Rite Aid as opposed to the predecessor brands.

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER    42

Mark, we don't give out info about the regions are doing. We're pleased with the continued performance, overall, in terms of overall [INAUDIBLE] and there's always some weak part of it, but that was difficult throughout the country.

MARK HUSSIN, MERRILL LYNCH - ANALYST                                          43

Okay. And, then, struggling to find something you can answer. Going forward, I guess, historically, on calls like this, you've been able to talk about where the opportunity may be for life for you, means you got lower operating margins than a number of other retailers, where the operating opportunity lies on the gross profit on SG&A do you think you're hitting a glass ceiling at same stage or do you still see blue skies?

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER    44

We still see, Mark, continued opportunities and it's a top line [INAUDIBLE] to start. Because, you get on these two with the prescription growth and we need to continue to find a way to grow that. And that will help us leverage the different fixed expenses. We can fill a lot for scripts in the stores without adding a lot more cost.

MARK HUSSIN, MERRILL LYNCH - ANALYST                                          45

I guess the top line growth question, which is still the issue, you're not adding an awful lot of space, can't afford to at this stage. Return of capital on this level of EBIT margin is not very exciting, or is it? I mean, are the recent reason on the invested better excluding script count?

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        46

Sure they are. They're much better, we have the substantial amount of capital to do it and the return on capital is moving up very rapidly. I think that's a positive that we have, is is that our situation is actually we have great opportunity just like Mary said to continue a leverage to the cost structure that we have without pulling on the capital to do it.

MARK HUSSIN, MERRILL LYNCH - ANALYST                                          47

Over the next couple of years, what can you see, space growth, actually turning into positive space growth and what sort of rate of growth?

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        48

I think it's still go be very moderate. Next we are we'll be up in store count slightly, maybe, or just even. Not going to be a huge amount of space growth. Truly it's growing stores.

What you'll see when we start up the new store program we have probably two or three years of earnings growth opportunity by continuing to mature the existing store base and we'll gradually increase the store's development program so that as we, our stores reach maturation level we're prepared to continue to grow earnings through square footage growth if we need to do that.

MARK HUSSIN, MERRILL LYNCH - ANALYST                                          49

Thank you.

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        50

You're welcome.

OPERATOR                                                                      51

Next question is from Lisa Cartwright with CitiGroup.

LISA CARTWRIGHT, CITIGROUP - ANALYST                                          52

Good morning.

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER    53

Hi, Lisa.

LISA CARTWRIGHT, CITIGROUP - ANALYST                                          54

Hi. Can you talk a little bit on how you stand with the issue of mail order and filling 90 day prescriptions at the store and how you feel about being able to provide that to Medicare, patients, if, perhaps, that benefit allows for picking up prescriptions at retail. Some of the other chains have commented on that, [INAUDIBLE], I will a follow-up question.

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER    55

Well, I think it still remains to be seen what comes out of the Medicare issue that -- debate that's going on in the conference committee. But I think we've been advocates along with the rest of the major chains in having that equal opportunity there, relative to filling 90 day scripts at retail. So, that is something that we believe need to be part of the program.

LISA CARTWRIGHT, CITIGROUP - ANALYST                                          56

Do you think you're -- you're -- I don't know who you would put it, but, the level of robotics that you have in your stores, which at one point might in the have been seen as a huge positive, early on, but, going forward, might actually be a big positive for you, if there is some sort of transition to filling 90 day at retail?

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER    57

It absolutely is going to be a plus in the future because as we grow script count we got the robotics there, whether filling 0 day scripts or additional new scripts and, again, without adding a lot of extra help.

LISA CARTWRIGHT, CITIGROUP - ANALYST                                          58

Okay and, just switching gears, you mentioned that some cost saving opportunities in the future lie with [INAUDIBLE] inventory or inventory [INAUDIBLE] are you looking at soft ware and can you elaborate on that and is that something you think will help you deliver the same type of gross profit increases or help you lower your inventory?

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        59

It would help lower the inventory.

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER    60

And, again, making sure you got it in the right stores and the right categories. You know, we started the supply chain initiative three years ago and we continue to impress the provide es of getting product to the store and committed to in-stock on basics as well as promotion and new items and we want to improve the inventory turns and free up as much working capital to fund either growth or pay down debt or improve results.

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        61

And I think in terms of systems, we have a professional inventory management system and what we're basically do is modifying it and making improvements to it.

LISA CARTWRIGHT, CITIGROUP - ANALYST                                          62

So, just heading into next year, if you look out at all of the projects that you're talking about doing and look at your, you know, the possibility for continuing this same type of EBITDA growth, where do you think the majority of the benefit is going to come from? Is it going to be the same as it was--

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        63

It's going to be primarily driven by sales growth.

LISA CARTWRIGHT, CITIGROUP - ANALYST                                          64

Okay. Thank you very much.

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        65

You're welcome.

OPERATOR                                                                      66

Your next question comes from Mark Wilitimuse with Morgan Stanley.

MARK WILTIMUSE, MORGAN STANLEY - ANALYST                                      67

Good morning.

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        68

Good morning.

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER    69

Good morning.

MARK WILTIMUSE, MORGAN STANLEY - ANALYST                                      70

I want to follow 47B up with the front end sales [INAUDIBLE] could you give us a sense of what's is he-driven through a plan 0 grams and new [INAUDIBLE] and how much of that is the economy getting a little better?

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER    71

I think it's hard to put a number on it. I think there has been a little bit of an up tick in customer confidence in terms of purchasing, but I think the majority of if is we have been gaining traction with the [INAUDIBLE] and con [INAUDIBLE] offering value out there and we got really good plan a grams and we've updated all of them, I think, over the last year time period and we'll continue to introduce new items and get better at merchandising and our field people are getting stronger at executing the programs and plans. So, I think it's a combination.

MARK WILTIMUSE, MORGAN STANLEY - ANALYST                                      72

And have you seen any abatement of discounting or promotional activity from any of the competitors over the past couple of quarters?

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER    73

No, not really.

MARK WILTIMUSE, MORGAN STANLEY - ANALYST                                      74

Okay and to [INAUDIBLE] on to the pharmacy side brief [INAUDIBLE]. If you look earlier this year, January through march there was a market slowdown for most of the players in the industry, in terms of pharmacy sales and I guess there's speculation that some of this could have come from the new company plans coming into effect with three-tier co pays, do you think that's a fair assessment of what might have happened there and is there a chance that may reoccur this year?

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER    75

I think the multi tiered co-pays was a definite factor everyone had to deal W. I don't know to what level it will repeat itself. I mean, I think the employers have to be careful of how much additional cost they keep passing back to their associates. But, I think we can keep expecting there will be pressures and a lot of parts of pharmacy and that's why we got to work on things like disease management and find ways to keep getting customers in the store.

MARK WILTIMUSE, MORGAN STANLEY - ANALYST                                      76

Okay. Thank you.

OPERATOR                                                                      77

Your next question is from Robert Urkwart with Oppenheimer.

ROBERT URKWART, OPPENHEIMER - ANALYST                                         78

I'm looking at the website financial statements you provided and I'm wondering if I'm missing something. There doesn't seem to be a cash flow statement, is there somewhere I could go to get the cash flow.

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        79

We'll file the 10HG shortly and it will be there. Actually, the cash used from operations is $111 million. That's the key number I think you're looking for.

ROBERT URKWART, OPPENHEIMER - ANALYST                                         80

Say that, again, I'm sorry?

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        81

Cash operations used cash 111 million. We built inventory in the quarter if you look and that's Morse of it there.

ROBERT URKWART, OPPENHEIMER - ANALYST                                         82

Okay, thank you.

OPERATOR                                                                      83

Your next question is from John Fykes with Zucora.

JOHN FYKES, ZUCORA - ANALYST                                                  84

What is the pre cash flow guidance for the year?

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        85

You know, we haven't -- we're not providing free cash flow guidance but we give awe [INAUDIBLE] table that reb [INAUDIBLE] the adjusted and income and all of the components that you need there to derive the actual number.

JOHN FYKES, ZUCORA - ANALYST                                                  86

Should I -- so.

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        87

If you go to the press release and go back to the schedules there.

JOHN FYKES, ZUCORA - ANALYST                                                  88

Right.

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        89

You'll see there's a reconciliation that goes from the adjusted to -- guidance and you can see there all of the components that you need that we highlight that impact our cash flow [INAUDIBLE], then, you would need to look at the cap EX guidance.

JOHN FYKES, ZUCORA - ANALYST                                                  90

What about working capital changes.

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        91

Working capital changes, I don't think we give specific guidance on.

JOHN FYKES, ZUCORA - ANALYST                                                  92

Okay. Just one other question, I guess, or something that maybe you care to comment on. But, consumer reports had done sort of a, I guess, rating, in their October issue of "drug store chains," and, you know, Rite Aid didn't exactly rate too well in that study. So, I'm just curious what you're customer satisfaction surveys are saying? And, really, just trying to get, I guess, some comment as to the study that they did.

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER    93

Okay. I'll address that. The -- known of the drug stores fared 2 well. It's old data and the survey was completed April 2002 and it was also one of the areas that we have focussed on extraordinarily hard with our people and, if anything, we've been getting very positive customer feedback and several other 0, much more positive articles, too.

If we look at our bench marking survey and our customer comments are telling us, our satisfaction has gone up and we're going to continue to focus on it we think it's a key priority. So, you know, we read that article, too, and take it with a grain of salt. And, you know, you keep working and making it better.

JOHN FYKES, ZUCORA - ANALYST                                                  94

Okay. All right. Thanks.

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        95

You're welcome.

OPERATOR                                                                      96

Your next question comes from Carla Cassella with JP Morgan.

CARLA CASSELLA, JP MORGAN - ANALYST                                           97

a question on the operating cash flee does that include the $107 million from the repurchase of the synthetic lease?

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                        98

the cap ex doesn't add that.

CARLA CASSELLA, JP MORGAN - ANALYST                                           99

the 111 million you [INAUDIBLE], does that include that?

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                       100

No.

CARLA CASSELLA, JP MORGAN - ANALYST                                          101

Okay. Thank you.

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                       102

You're welcome.

OPERATOR                                                                     103

The next question from Lewis Cann with Cann & Company.

LEWIS CANN, CANN & COMPANY - ANALYST                                         104

Two quickies -- cash interest, repeat that number, again.

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                       105

74.9, I believe.

LEWIS CANN, CANN & COMPANY - ANALYST                                         106

Versus?

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                       107

75.6, I think. Let me find it.

LEWIS CANN, CANN & COMPANY - ANALYST                                         108

Okay.

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                       109

75.1, story.

LEWIS CANN, CANN & COMPANY - ANALYST                                         110

Availability in total availability of what?

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                       111

What's that?

LEWIS CANN, CANN & COMPANY - ANALYST                                         112

Availability on the [INAUDIBLE]?

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                       113

Yeah. The [INAUDIBLE] is undrawn.

LEWIS CANN, CANN & COMPANY - ANALYST                                         114

Okay.

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                       115

There's 105 of letters of credit.

LEWIS CANN, CANN & COMPANY - ANALYST                                         116

Okay. A question about the focus of your promotions. I sie assume you look at what you think or know your major competitors are doing. Do you look much at some of the larger local changes.

For example, I [INAUDIBLE] in visiting stores in my area, that the local chains consistently beat you on the prices certain promotional products. Do you guys look at that?

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER   117

We always take a look at what our competition is doing.

LEWIS CANN, CANN & COMPANY - ANALYST                                         118

I'm talking about the local chains now.

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER   119

Well, we look at what we would consider the key regional players, yeah.

LEWIS CANN, CANN & COMPANY - ANALYST                                         120

Right.

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER   121
and, but, we do work our own abstract, Jim. You'd have to have an ad strategy that you believe gives the customer value and really represents what the store has to offer and I believe we have strong promotional offerings [INAUDIBLE] all as well as a strong assortment of what our store is all about.

LEWIS CANN, CANN & COMPANY - ANALYST                                         122

All right. Thank you.

OPERATOR                                                                     123

Your next question comes from Daryl Cassolina, Private Investor.

DARYL CASSOLINA - ANALYST                                                    124

Hi guys. I shop on the 5 or 6 of the Rite Aid stores in the Los Angeles I notice one of the stores, a carry-over from when you purchased in '50 and make it is more of a community store. That is, Rite Aid Beryl hills and I was -- Beryl [INAUDIBLE] I was wondering if you put signage underneath the name of Rite Aid in each of the local communities to make it community owned and individual. Nice touch, that's what I thought about that.

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                       125

It's an interesting comment. It's probably quite frankly a significant amount of capital expenditure to do that.

DARYL CASSOLINA - ANALYST                                                    126

Really?

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                       127

You all of our sign vs to confirm what's allowed on the various places we operate. In general, we're also trying to brand our company with the signage, also. I think we'll take one more question, operator and I think we're done.

OPERATOR                                                                     128

At this time there's no further questions.

JOHN STANDLEY, RITE AID CORPORATION - SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
ADMINISTRATIVE OFFICER                                                       129

Perfect. Okay, thank you very much everyone for dialing in today. We appreciate it.

MARY SAMMONS, RITE AID CORPORATION - PRESIDENT AND CHIEF EXECUTIVE OFFICER   130

Thank you.

OPERATOR                                                                     131

This concludes today's conference call and you may now

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